Exhibit 11

                           GreenMan Technologies, Inc.
                 Statement Regarding Net Income (Loss) per Share
                                  June 30, 2001

                                               Three Months Ended            Nine Months Ended
                                             June 30,        June 30,      June 30,        June 30,
                                               2000            2001          2000            2001
                                           ------------    -----------   ------------    ------------
Income (Loss) from continuing
  operations ...........................   $    279,696    $   210,554   $   (436,108    $   414,653

Loss from discontinued operations ......        (94,469)            --        (94,469)            --
                                           ------------    -----------   ------------    -----------

Net income (loss ) .....................   $    185,227    $   210,554   $   (530,577)   $   414,653
                                           ============    ===========   ============    ===========

Net income (loss) per share:

Continuing operations ..................   $       0.03    $      0.02   $      (0.03)   $      0.03

Discontinued operations ................          (0.01)            --          (0.01)            --
                                           ------------    -----------   ------------    -----------

Net income (loss) ......................   $       0.02    $      0.02   $      (0.04)   $      0.03
                                           ============    ===========   ============    ===========

Weighted average shares outstanding ....     12,196,996     13,515,264     12,001,330     13,403,909
                                           ============    ===========   ============    ===========